SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Capella Education Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

225 South 6th Street, 9th Floor

Minneapolis, Minnesota 55402

(888) 227-3552

March 26, 2009

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Capella Education Company to be held at the Capella Tower, 225 South 6th Street, 3rd Floor Conference Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 12, 2009.

The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

This year we are continuing to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy materials and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy materials.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will continue to receive a copy of the proxy statement and our annual report by mail.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Stephen G. Shank

Chairman

VOTING METHODS

The accompanying proxy statement describes important issues affecting Capella Education Company. If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 11, 2009.

b.	Please have your proxy card available and follow the instructions provided.

2.	BY INTERNET

a.	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 11, 2009.

b.	Please have your proxy card available and follow the instructions provided to obtain your records and to create an electronic voting instruction form.

3.	BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Your vote is important. Thank you for voting.

Notice of Annual Meeting of Shareholders

to be held on May 12, 2009

The annual meeting of shareholders of Capella Education Company will be held at the Capella Tower, 225 South 6th Street, 3rd Floor Conference Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 12, 2009 for the following purposes:

1.	To elect the following ten individuals to our Board of Directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified: Stephen G. Shank, J. Kevin Gilligan, Mark N. Greene, Jody G. Miller, James A. Mitchell, Andrew M. Slavitt, David W. Smith, Jeffrey W. Taylor, Sandra E. Taylor, and Darrell R. Tukua.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	To transact other business that may properly be brought before the meeting.

Our Board of Directors has fixed March 16, 2009 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy by mail will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Gregory W. Thom

Secretary

Minneapolis, Minnesota

March 26, 2009

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is being solicited by our Board of Directors for use in connection with the annual meeting of shareholders to be held on Tuesday, May 12, 2009 at the Capella Tower, 225 South 6th Street, 3rd Floor Conference Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time and at any adjournments thereof. Our telephone number is (888) 227-3552. The mailing of this proxy statement and our Board of Directors’ form of proxy to shareholders will commence on or about March 26, 2009.

Availability of Proxy Materials

As permitted by rules recently adopted by the Securities and Exchange Commission, we are making our proxy materials, which include our notice of annual meeting, proxy statement and annual report, available to our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy materials and vote their shares over the Internet. These shareholders will not receive proxy materials by mail unless they specifically request that printed copies of the proxy materials be sent to them. The Notice tells these shareholders how to make such a request.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will continue to receive a printed copy of the proxy materials by mail.

Record Date and Quorum

Only shareholders of record at the close of business on March 16, 2009 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 16,727,122 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies voted by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice to one of our officers in writing of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the 2010 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 23, 2009. We must receive any other shareholder proposals intended to be presented at the 2010 annual meeting of shareholders at our principal executive office no earlier than January 12, 2010 and no later than February 11, 2010.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the Board of Directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Ratification of Independent Auditor. The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the ratification of our independent auditor. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1—

ELECTION OF DIRECTORS

Composition of our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors and currently consists of 10 members. Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting or the director’s resignation or removal. Upon the recommendation of the Governance Committee of the Board of Directors, the board has nominated the ten persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the ten nominees named below to constitute the entire Board of Directors.

Directors and Director Nominees

Director Nominees: All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee selected by the Governance Committee.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership*
Stephen G. Shank	65	Chairman (Mr. Shank also serves as Chancellor of Capella University)	None
J. Kevin Gilligan	54	Chief Executive Officer	None
Mark N. Greene	54	Director	Audit
Jody G. Miller	51	Director	Governance (chair)
James A. Mitchell	67	Director	Compensation (chair)
Andrew M. Slavitt	42	Director	Compensation
David W. Smith	64	Lead Director	Compensation, Governance
Jeffrey W. Taylor	55	Director	Audit, Compensation
Sandra E. Taylor	58	Director	Governance
Darrell R. Tukua	55	Director	Audit (chair)

*	Each of our non-management directors, or all of our directors except Mr. Shank and Mr. Gilligan, serves on the Executive Committee.

Stephen G. Shank founded our company in 1991 and has been serving as our chairman since that time. Mr. Shank also served as our Chief Executive Officer until March 2, 2009, and he has served as Chancellor of Capella University since 2001. Mr. Shank has been serving as a director of Capella University from 2006 to the present and from 1993 to 2003. Mr. Shank served as emeritus director of Capella University from 2003 to 2006. From 1979 to 1991, Mr. Shank was Chairman and Chief Executive Officer of Tonka Corporation, an NYSE-listed manufacturer of toys and games. Mr. Shank is a member of the Board of Directors of Tennant Company, an NYSE-listed manufacturer of cleaning solutions. Mr. Shank earned a B.A. from the University of Iowa, an M.A. from the Fletcher School, a joint program of Tufts and Harvard Universities, and a J.D. from Harvard Law School.

J. Kevin Gilligan joined our company on March 2, 2009 to serve as our Chief Executive Officer. He was previously the Chief Executive Officer of United Subcontractors, Inc., a nationwide construction services company, from 2004 until February 2009. From 2001 to 2004, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Group of Honeywell International, a diversified technology and manufacturing company. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as president of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan is a member of the board of directors for Graco Inc., a publicly held manufacturer and supplier of fluid handling equipment, and until February 2009 was a member of the board and the lead independent director for ADC, Inc., a publicly held global supplier of network infrastructure. Mr. Gilligan earned a B.A. from Boston College.

Mark N. Greene is the Chief Executive Officer of Fair Isaac Corporation, a provider of credit scoring, decision management, fraud detection and credit risk score services, a position he has held since February 2007. From 1995 through 2007, Dr. Greene held various positions with IBM, a global technology company, including Vice President of Sales and Distribution for Financial Services and General Manager of Global Banking. Dr. Greene earned a B.A. from Amherst and an M.A. and Ph.D. from the University of Michigan.

Jody G. Miller has served as a director of our company since 2003. Ms. Miller serves as CEO and President of the Business Talent Group, a company matching independent business executives with interim and project-based assignments, which she founded in 2005. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services partnership, including as Acting President and Chief Operating Officer, Executive Vice President, Senior Vice President for Operations and Consultant. From 1993 to 1995, Ms. Miller served in the White House as Special Assistant to the President with the Clinton Administration. Ms. Miller is a member of the Board of Directors of the National Campaign to Prevent Teenage Pregnancy, a not-for-profit program devoted to reducing teen pregnancy, and since May 2005 has been serving as a member of the Board of Directors of TRW Automotive Holdings Corp., an NYSE-listed global supplier of automotive components. From 2000 to 2004, Ms. Miller also served as member of the Board of Directors of Exide Technologies, an NYSE listed battery manufacturing company. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.

James A. Mitchell has served as a director of our company since 1999. From 1993 to 1999, when he retired, Mr. Mitchell served as Executive Vice President of Marketing and Products of American Express Company, a diversified global financial services company. From 1984 to 1993, he served as Chairman, President and CEO of IDS Life, a life insurance company and a wholly owned subsidiary of American Express. From 1982 to 1984, he served as President of the reinsurance division at CIGNA Corp., an insurance company. Mr. Mitchell is Executive Fellow—Leadership at the Center for Ethical Business Cultures, a non-profit organization assisting business leaders in creating ethical and profitable cultures, and serves as a member of the Board of Directors of Great Plains Energy Incorporated, an NYSE-listed diversified public utility holding company. He earned a B.A. from Princeton University.

Andrew M. Slavitt has served as a director of our company since August 2007. Mr. Slavitt has served as the CEO of Ingenix, a UnitedHealth Group subsidiary that provides products and services to improve health care through information and technology, since November 2006, and he served as the COO of Ingenix from January 2005 through November 2006. From August 2004 through January 2005, Mr. Slavitt served as CEO of the consumer solutions business of UnitedHealth Group. Mr. Slavitt was the founder of HealthAllies, a consumer health care benefits company, and served as its CEO from August 1999 through August 2004. HealthAllies was acquired by UnitedHealth Group in 2003. Mr. Slavitt is a graduate of the Wharton School and The College of Arts & Sciences at the University of Pennsylvania, and received his M.B.A. from Harvard Business School.

David W. Smith has served as a director of our company since 1998 and is currently our lead director. From 2000 to 2003, when he retired, Mr. Smith was the Chief Executive Officer of NCS Pearson, Inc. Mr. Smith is a member of the boards of directors of Plato Learning, Inc. and Scientific Learning Corporation, both of which are Nasdaq listed companies. Mr. Smith earned a B.A. and an M.A. from Southern Illinois University, as well as an M.B.A. from the University of Iowa.

Jeffrey W. Taylor has served as a director of our company since 2002. He is currently Senior Vice President, U.S. Government Policy and Investor Relations, for Pearson plc, a position he has held since 2008. He previously served as President of Pearson, Inc., the U.S. holding company of Pearson plc. From 2000 to 2003, Mr. Taylor served as Vice President of Government Relations for Pearson, Inc. From 1994 to 2000, he served as Vice President and Chief Financial Officer of National Computer Systems, an education testing and software company. Mr. Taylor earned a B.S. from Indiana State University.

Sandra E. Taylor has served as a director of our company since 2006. Ms. Taylor is the President and Chief Executive Officer of Sustainable Business International LLC, a consulting firm specializing in social responsibility and environmental sustainability for global businesses, which she founded in February 2008. From 2003 through January 2008, Ms. Taylor served as Senior Vice President, Corporate Social Responsibility of Starbucks Corporation. Prior to joining Starbucks, Ms. Taylor served as Vice President and Director of Public Affairs for Eastman Kodak Company from 1996 until 2003. She has also held senior leadership positions with a number of other organizations, including ICI Americas Inc. and the European American Chamber of Commerce in the United States. In addition, Ms. Taylor sits on the boards of several non-profit organizations, including Counterpoint International, the Intiman Theatre of Seattle and the Women’s Leadership Board of Harvard University Kennedy School of Government. Ms. Taylor received a B.A. from Colorado Women’s College, and a J.D. from Boston University School of Law.

Darrell R. Tukua has served as a director of our company since 2004. From 1988 to 2003, when he retired, Mr. Tukua was a Partner with KPMG LLP, a public accounting firm he joined in 1976. Since 2005, Mr. Tukua has served on the board of directors of The MMIC Group, an insurance company, where he is also a member of the Audit & Budget, Investment and Strategic Planning Committees. Mr. Tukua is a member of the boards of directors of two subsidiaries of The MMIC Group, MMIC Technology Solutions and MMIC Agency. Mr. Tukua served as a board observer for MMIC from 2004 to 2005. In addition, Mr. Tukua has served since 2005 as a member of the board of directors and Audit, Compensation and Nominating/Corporate Governance Committees of Gate City Bank, a retail and commercial bank. During 2004, Mr. Tukua was an advisory board member of Gate City Bank. Mr. Tukua also serves on the boards of directors of two not-for-profit organizations, Habitat for Humanity of Minnesota and Catholic Charities of St. Paul and Minneapolis. Mr. Tukua earned a B.S. from the University of South Dakota.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our Board of Directors held nine meetings and took action by written consent five times during fiscal year 2008. During fiscal year 2008, each director attended at least 75% of the aggregate number of the meetings of our Board of Directors and of the board committees on which such director serves. We do not have a formal policy regarding attendance of our directors at annual meetings of our shareholders, but we do encourage each of our directors to attend annual meetings of our shareholders. Eight of our directors (including Dr. Greene, who was a director nominee at the time) attended the 2008 annual meeting of our shareholders.

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In February 2009, our Board of Directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of the individuals who then served as a director under the rules of The Nasdaq Stock Market, Inc., or require disclosure under Securities and Exchange Commission rules, with the exception of Mr. Shank, who is also our Chairman and served as our Chief Executive Officer until March 2, 2009. In addition, Mr. Gilligan does not qualify as an independent director, as he currently serves as our Chief Executive Officer.

Based on a review of information provided by the directors and other information we reviewed, our Board of Directors concluded that none of our non-employee directors have or had any relationship with our company that would interfere with his or her ability to exercise independent judgment as a director. Based upon that finding, our Board of Directors determined that Messrs. Greene, Mitchell, Slavitt, Smith, Taylor and Tukua, and Ms. Miller and Ms. Taylor, are “independent.” The following transactions, relationships or arrangements involving the following directors were considered in reaching this determination: Mr. Slavitt (health care services provided to our company through affiliate of UnitedHealth Group); and Mr. Taylor (business relationship between our company and Pearson, Inc.). Based on a review of the details of these arrangements, our board of directors concluded that neither of these arrangements precluded the directors from being “independent” under the applicable Nasdaq rules, and our board of directors does not believe that these arrangements interfere with the exercise of independent judgment by these directors.

Committees of Our Board of Directors

Our Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an Executive Committee. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee are available in the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Audit Committee. Our Audit Committee consists of Messrs. Tukua (chair), Greene and Taylor. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The committee is also responsible for discussing the effectiveness of internal control over financial reporting with the firm and relevant financial management. The purpose and responsibilities of our Audit Committee are more fully described in the committee’s charter, a copy of which as mentioned in the immediately preceding paragraph is available on our website. Our Audit Committee held eight meetings in 2008. Our Board of Directors has determined that each member of our Audit Committee is “independent,” as defined under and required by the rules of The Nasdaq Stock Market, Inc. and the federal securities laws. The Board of Directors has determined that each member of our Audit Committee qualifies as an “Audit Committee financial expert,” as defined under the rules of the federal securities laws.

Compensation Committee. Our Compensation Committee consists of Messrs. Mitchell (chair), Slavitt, Smith and Taylor. Our Compensation Committee is responsible for, among other things, recommending the compensation level of our chief executive officer to the Executive Committee, determining the compensation levels and compensation types (including base salary, stock options, perquisites and severance) of the other members of our senior executive team and administering our stock option plans and other compensation programs. The Compensation Committee also recommends compensation levels for board members and approves new hire offer packages for our senior executive management. The purpose and responsibilities of our Compensation Committee are more fully described in the committee’s charter. Our Compensation Committee held seven meetings and took action by written consent two times in 2008.

Governance Committee. Our Governance Committee consists of Ms. Miller (chair), Mr. Smith and Ms. Taylor. Our Governance Committee is responsible for, among other things, assisting the Board of Directors in selecting new directors and committee members, evaluating the overall effectiveness of the Board of Directors, reviewing CEO succession planning, and reviewing developments in corporate governance compliance. The purpose and responsibilities of our Governance Committee are more fully described in the committee’s charter. Our Governance Committee held five meetings and took action by written consent once in 2008.

Executive Committee. Our Executive Committee consists of all non-management members of our Board of Directors, or all of our directors except Mr. Shank and Mr. Gilligan, and is chaired by Mr. Smith, who is our lead director. Our Executive Committee is responsible for, among other things, evaluating and determining the compensation of our chief executive officer, setting the agenda for meetings of our Board of Directors, establishing procedures for our shareholders to communicate with our Board of Directors and reviewing and approving our management succession plan. The purpose and responsibilities of our Executive Committee are more fully described in the committee’s charter. Our Executive Committee held one meeting and met in executive session following board meetings four times in 2008.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles. These guidelines are available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Code of Business Conduct

We have adopted the Capella Education Company Code of Business Conduct, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, principal accounting officer and other employees performing similar functions. A copy of our Code of Business Conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct that applies to any director or officer, including our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on the Investor Relations page of our website at www.capellaeducation.com. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee, as well as copies of our Corporate Governance Principles and our Code of Business Conduct, are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. The Governance Committee will consider, at a minimum, the following factors in recommending to our Board of Directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our Board of Directors:

•

demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to our affairs; high-level managerial experience; and financial literacy;

•

whether the member/potential member is subject to a disqualifying factor, such as: relationships with our competitors, customers, suppliers, contractors, counselors or consultants; or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a size and scope similar to us.

Director Nomination Process

Our Governance Committee selects nominees for directors pursuant to the following process:

•

the identification of director candidates by our Governance Committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our Governance Committee to determine which candidates best meet our Board of Directors’ required and desired criteria;

•	interviews of interested candidates who best meet these criteria by the chair of the Governance Committee, the chair of our Board of Directors, and/or certain other directors;

•

recommendation by our Governance Committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our Board of Directors to fill a vacancy during the intervals between shareholder meetings; and

•	formal nomination by our Board of Directors.

In 2008, our Board retained an independent executive search firm to assist in the identification and evaluation of qualified director candidates. As a result of this search, the Board of Directors, upon recommendation of our Governance Committee, recommended Dr. Greene to our shareholders for election as a member of our Board of Directors at our 2008 annual meeting.

Our Governance Committee will reassess the qualifications of a director, including the director’s performance on our board to date, the director’s current employment, the director’s service on other boards and the director’s independence, prior to recommending a director for reelection to another term.

Shareholders who wish to recommend individuals for consideration by our Governance Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Governance Committee, c/o General Counsel, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Governance Committee and to serve if elected by our Board of Directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Compensation Committee Interlocks and Insider Participation

During 2008, Messrs. Mitchell, Slavitt and Smith served as the members of our Compensation Committee. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Communication with our Board of Directors

Interested parties may communicate directly with Mr. Smith, our lead director, or the non-management members of our Board of Directors as a group, by mail addressed to the attention of Mr. Smith as lead director, or the non-management members of our Board of Directors as a group, c/o General Counsel, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402. If our General Counsel in consultation with Mr. Smith determines that such communication to non-management members as a group is relevant to and consistent with our operations and practices, our General Counsel will then forward the communication to the appropriate director or directors on a periodic basis.

Our Board of Directors recommends that the shareholders vote for the election of each of the ten nominees listed above to constitute our Board of Directors.

PROPOSAL NO. 2—

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 1999. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009, subject to ratification by our shareholders. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our Audit Committee will reconsider its selection, and based on that reconsideration, may or may not select Ernst & Young. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

A representative of Ernst & Young will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

For the years ended December 31, 2008 and 2007, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services.

Services Rendered	2008	2007
Audit Fees(1)	$558,700	$730,000
Audit-Related Fees	—	—
Tax Fees(2)	—	22,535
All Other Fees(3)	1,500	1,500

Total Fees	$560,200	$754,035

(1)	Audit Fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and services provided by the auditor in connection with statutory and regulatory filings. For 2007, $250,300 related to services provided in connection with our follow-on public offering, including the filing of our Registration Statement on Form S-1.
(2)	For 2007, Tax Fees consisted of $22,535 for tax advisory services.
(3)	All Other Fees related to a license fee for an accounting database.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by the company’s independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of the company’s independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services. In addition, all required discussions are held between the independent registered accounting firm and the Audit Committee.

The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services, as defined in the policy, that may be paid for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting.

On a regular basis, management provides written updates to the Audit Committee consisting of the amount of audit and non-audit service fees incurred to date. All of the services described above were pre-approved by the company’s Audit Committee.

Our Board of Directors recommends that the shareholders vote for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

AUDIT COMMITTEE REPORT

The role of our Audit Committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and Ernst & Young, our independent registered public accounting firm, in regard to our company’s financial reporting and internal control over financial reporting. In performing our oversight function, we relied upon advice and information received in our discussions with management and Ernst & Young.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 with management; (b) reviewed and discussed with management their assessment of our company’s internal control over financial reporting; (c) discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB); and (d) received the written disclosures from Ernst & Young regarding the matters required to be discussed by the applicable requirements of the PCAOB regarding communications with the audit committee regarding Ernst & Young’s independence and discussed with Ernst & Young their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s Board of Directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:

Darrell R. Tukua, Chair

Mark N. Greene

Jeffrey W. Taylor

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of our Board of Directors establishes and oversees our compensation program as it applies to our executive officers. The Compensation Committee is responsible for ensuring that our compensation program positions us to compete successfully for skilled executive talent in our dynamic business environment. The goal of our compensation program is to align executive compensation with our company objective of creating value for our shareholders.

Our compensation design is influenced by the incentive compensation rules promulgated by the U.S. Department of Education. Under these rules, we may not provide any commission, bonus or other incentive payment to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity, based directly or indirectly on success in securing enrollments or awarding financial aid. Based on our application of these rules to our compensation programs, a major portion of our executive incentive compensation programs are generally tied to overall company performance.

Our Philosophy

Our compensation philosophy is based on the following principles:

•	Compensation programs should be designed to foster an innovative, high integrity and performance-oriented culture appropriate for our business strategies and values.

•	Compensation programs should support our need for executives with the appropriate skill sets to create and lead our company through expected future growth and in a dynamic competitive environment.

•	Compensation programs should include elements that are directly tied to performance metrics that we believe are important to our shareholders.

•	Executive compensation should reflect a split between base salary and variable compensation opportunity, which includes short-term and long-term incentive compensation.

•

General compensation arrangements, including base salary, short-term and long-term incentive opportunity, and perquisites and other compensation, should be consistent with relevant industry norms and must comply with all applicable rules and regulations including United States Department of Education incentive compensation regulations.

•

Compensation programs should be designed to avoid excessive amounts of operating risk while, at the same time, providing competitive total compensation to executives that links their interests with the interests of our shareholders in creating shareholder value.

Compensation Determination

Benchmarking. We benchmark our executive compensation against the for-profit education sector, along with the general market for executive level talent. Our approach with benchmarking has been to use information obtained and developed by members of our human resources staff in conjunction with compensation consulting firms.

In 2008, we established a broader comparator group for purposes of benchmarking executive compensation. Our current comparator group is a combination of competitors in the education field and companies outside of education with similar business models. The comparator companies that we selected are mission-driven, high growth small and mid-cap companies that are enabled by high quality talent and technology, operate in a dynamic competitive environment and have recurring revenues.

For purposes of comparison to companies in the for-profit education sector in 2008, we reviewed the compensation levels of named executive officers at APEI, Apollo, Blackboard, Career Education Company, Corinthian Colleges, DeVry, ITT Educational Services, K12 and Strayer. The comparison companies outside the education industry were Administaff, Advisory Board Company, Allscripts Healthcare Solutions, Corporate Executive Board, FTI Consulting, Huron Consulting, Interactive Data Corporation, Monster Worldwide, Morningstar Inc., SkillSoft, WebMD Health Corporation and Weight Watchers. The list of comparator companies may change over time. We used regression analysis to determine executive compensation levels at the $600 million and $800 million annual revenue levels within the comparator group and refer to those levels as “aspirational” for purposes of thinking about future levels of executive compensation. For purposes of comparison to companies in general industry in 2008, we utilized well-established third party executive compensation survey sources that include a representative sample of organizations that, utilizing regression analysis, had approximately $300 to $600 million in annual revenue.

In 2008, with assistance from the consulting firm Compensation Strategies, Inc., the Compensation Committee benchmarked our compensation against our comparator group and against general industry surveys. The Compensation Committee’s benchmarking of executive compensation included the following elements: base salary; total cash compensation, which is comprised of base salary and short-term incentive compensation; and total direct compensation, which is comprised of total cash compensation plus the value of long-term incentive compensation. This information was used by the Compensation Committee to set compensation levels for 2008, which were generally between the median and 75th percentile of our benchmark data.

Role of Compensation Consultants and Management. In late 2007, the Compensation Committee, with input from management, engaged Compensation Strategies Inc. to conduct an executive total compensation practices and benchmarking study during 2008. Compensation Strategies Inc. has assisted with the review of four aspects of our executive compensation program: (i) reviewing and revising our comparator group for benchmarking purposes and comparing our compensation practices to that group; (ii) designing the 2008 and 2009 short-term management incentive plans; (iii) potentially redesigning our long-term incentive plan; and (iv) refining of our overall executive compensation philosophy.

Compensation Strategies Inc. was hired by and reports to the Compensation Committee and works collaboratively with management and the Compensation Committee. Compensation Strategies Inc. does not have any other active consulting engagements with management.

As directed by the Compensation Committee, several of our senior executives play a role in establishing specific executive compensation plans, levels and amounts. On an annual basis, each of our executive officers completes a self-assessment of his or her performance. Our chairman and chief executive officer then prepares annual performance evaluations for all executive officers other than himself. Using information from these performance evaluations and other sources, our chairman and chief executive officer, in collaboration with our vice president of human resources and our compensation consulting firm, recommends to the Compensation Committee compensation levels for these executive officers. The Compensation Committee reviews pertinent information presented and approves the compensation levels for executive officers other than our chairman and chief executive officer.

We have a separate annual review process for our chairman and chief executive officer. The process begins with our chairman and chief executive officer completing a self-assessment of his performance and providing performance information to the Executive Committee. The Executive Committee members also assess the chairman and chief executive officer’s performance and provide feedback to him regarding his performance. The vice president of human resources, our compensation consultant and the Chair of the Compensation Committee use the information from this evaluation process, along with appropriate market benchmark information, to develop proposed compensation for our chairman and chief executive officer. The Chair of the Compensation Committee then conveys a proposal to the full Compensation Committee, which reviews and recommends the compensation level to the Executive Committee of our Board of Directors. The Executive Committee reviews the information presented and approves the compensation for our chairman and chief executive officer.

With regard to general compensation plan design and implementation, our vice president of human resources and our compensation consultant, under the direction of the Compensation Committee and our chairman and chief executive officer, gather information and make recommendations to the Compensation Committee. Our finance and legal departments provide information to the Compensation Committee on important accounting, tax, financial, disclosure and other legal matters that may be applicable to plan design and implementation decisions.

Compensation Elements

From time to time, we have entered into certain employment agreements addressing specific compensation arrangements when hiring senior executives. These are individually developed based on relevant considerations at the time of hiring. We have selectively offered signing bonuses and/or guaranteed incentive compensation for the first year of employment. Employment agreement terms have also included severance and change in control provisions. In those instances when we entered into employment agreements with senior executives, the Compensation Committee’s judgment was that such agreements were appropriate and necessary to retain the services of such executives.

Our current executive compensation mix includes the following elements: base salary; short-term incentive opportunity, generally in the form of annual cash bonuses based on achievement of company performance targets; long-term incentive opportunity, historically in the form of stock options, and more recently, restricted stock grants; and other benefits generally available to all employees. Perquisites are not a significant component of our executive compensation. In contrasting between the various compensation elements, the short-term incentive opportunity in 2008 was focused on annual company financial performance and learner satisfaction results, and the long-term incentive opportunity was based on long-term appreciation in value of our stock option awards. The Compensation Committee is currently reviewing our long-term incentive plan structure with input from management and Compensation Strategies Inc. and has made some changes to the short-term incentive opportunity for 2009 (described below).

Base Salary

Base salary reflects the experience, knowledge, skills and performance record the executive brings to the position, and is influenced by market factors.

The Compensation Committee annually reviews salaries for our executive officers against performance and market survey data. In some cases, market competitive information may be difficult to obtain due to unique duties and responsibilities of a particular position. In those instances, we consider qualitative criteria, such as education and experience requirements, skills, complexity and scope/impact of the position compared to other internal executive positions.

Individual executive base salaries may be adjusted based on individual performance, company performance and placement relative to compensation benchmarks. The performance assessment for each executive includes an evaluation of performance against objectives established at the beginning of the year and demonstration of leadership competencies. In evaluating executive performance for purposes of merit pay adjustments, the Compensation Committee also considers overall company performance, and the performance of the functional area(s) under an executive’s scope of responsibility.

Short-Term Incentive Opportunity

The short-term incentive opportunity for our executives is provided through our cash-based management incentive plan. The purpose of the plan is to tie executive compensation directly to performance metrics we believe are important to our shareholders. The plan is intended to encourage eligible management employees to produce a superior return for our shareholders and to remain employed by Capella. The management incentive plan is based on targets that reward strong company financial performance and growth, year over year, and is administered to comply with Department of Education guidelines described above in this Compensation Discussion and Analysis under “Overview.”

The level of participation for each executive in the annual incentive plan is based upon the degree to which his or her position impacts overall financial performance of the company, and also on market competitive factors. Target award opportunities are established as a percentage of the executive’s base salary, and ranged from 40% to 60% of base salary for 100% achievement of targets in 2008 and from 40% to 100% in 2009.

At the beginning of each year, the Compensation Committee approves a payout matrix that details payout opportunities based on the company’s achievement of plan objectives for the year. Upon completion of the fiscal year, executives receive incentive payments, if earned, pursuant to the terms of the management incentive plan and the payout matrix approved at the beginning of the year.

In making its annual determination of minimum, target and maximum payout levels under the management incentive plan, the Compensation Committee may consider any specific and unusual circumstances facing us during the year. In hiring key executives, it has been in the past and may be in the future necessary to guarantee payout under the management incentive plan at a specified level in the first year of employment. This is situational, at the discretion of the Compensation Committee, and is not intended to be ongoing in nature.

2008 Management Incentive Plan

In 2008, the management incentive plan was based on the company’s overall annual financial performance and a learner satisfaction measure. Our 2008 management incentive plan provided participants an opportunity to earn from 0% to 200% of the targeted incentive depending on the degree to which the company achieved its annual performance objectives for revenue, operating income and a learner satisfaction component. We believe that using revenue and operating income measures ensures alignment between company performance and our objective to create shareholder value by focusing management’s attention on metrics we believe are important and relevant to our shareholders. The learner satisfaction component was measured on a five point scale using a survey instrument that measures learner satisfaction over the course of the year against a pre-established baseline.

The financial metrics accounted for 90% of the targeted incentive opportunity and the learner satisfaction component accounted for 10% of the targeted opportunity in 2008. A plan participant could achieve a 200% maximum payout if we performed at the 200% level for both financial metrics, and the company performed at the 100% level on the learner satisfaction metric. In 2008, the revenue and operating income metrics were weighted with revenue accounting for 60% and operating income accounting for 40% of the financial component of the targeted opportunity. The reasons for weighting revenue growth at 60% and operating income growth at 40% in the 2008 plan is we believe “top line” revenue growth is more important to our shareholders, is more challenging to deliver and is the key driver behind our operating income growth.

Although our management incentive plan is performance-based, we do not seek to incentivize performance by employing excessive amounts of operating risk. In order to avoid focusing solely on “top line” growth, we use both “top line” and “bottom line” metrics in our plan design. We also require a minimum level of “bottom line” growth be achieved as a condition for any payout for “top line” growth. Additionally, annual cash incentive compensation is “capped” at a maximum payout once a certain level of financial performance is attained.

For participants to earn a payout for revenue under the 2008 plan, we needed to achieve a baseline minimum of 89% of our operating income objective. If the operating income threshold was met, payouts for the revenue metric would be made based on achievement of a minimum of 96% to a maximum of 104% of target, and payouts for the operating income metric would be made for achievement of a minimum of 89% to a maximum of 110% of target. Performance between minimum and maximum levels would result in prorated payments to plan participants. A plan participant could achieve a 200% maximum payout if the company performed at the 200% level for both financial metrics and for the learner satisfaction metric ([90% * 200%] + [10% * 200%] = 200%).

We set targets that were aggressive yet achievable and that aligned with our annual operating plan and long-term growth goals. We believe the performance metrics that had to be achieved to earn the maximum payout would have required extraordinary efforts and results.

Shown below is a summary of the 2008 management incentive plan design.

Payout Level as a Percentage of Applicable Objective(1)	Level of Achievement as Compared to Objective
	Revenue	Operating Income(2)
30%	96%	89%
100%	100%	100%
200%	104%	110%
Learner satisfaction:	Ranges from 0% to 200%

(1)	Payouts are interpolated for results between the threshold, target and maximum levels shown here
(2)	Achievement of operating income of at least 89% of the target is required as a condition of any payout for revenue performance.

In 2008, we achieved $272.3 million in revenue (97% of the target with a payout factor of 64%) and $40.1 million in operating income (93% of the target with a payout factor of 64%). The learner satisfaction metric was achieved at 100% of the growth target. Based on the combined results achieved for these plan components, participants earned a total 67.6% of the targeted incentive opportunity in 2008.

Capella Education Company Annual Incentive Plan

In May 2008, shareholders approved the material terms of the Capella Education Company Annual Incentive Plan, which became effective January 1, 2009. Shareholder approval was required in order for payments based upon achievement of the performance goals under the approved plan to meet the Section 162(m) criteria for qualifying as “performance-based compensation.” Commencing in 2009 and going forward, we intend to design a portion of our cash-based annual management incentive plan to permit payments that constitute “performance-based compensation” and are therefore exempt from the $1 million limit on deductible compensation under Section 162(m). The Plan is a multi-year plan that can be used for awards in 2009 and future years.

2009 Management Incentive Plan

In 2009, the financial metrics for the management incentive plan will again be year over year revenue and operating income growth. We are introducing a key initiatives/objectives (MBO) component for executive officers, vice presidents and a limited number of other plan participants and we are eliminating the learner satisfaction component. We added the MBO component to the plan for these managers because we believe establishing key initiatives and measuring results against them will help focus the organization on achieving important long-term strategic objectives. In 2009, we will be addressing learner satisfaction within the MBO component of the plan for certain participants.

The following table lays out the structure of the 2009 management incentive plan:

Performance Measures & Weights

Plan Components & Measures	CEO, CFO, SVPs, VPs & some Directors in Key Operating Roles	Other Plan Participants
Company Financial Measures • Revenue (60% of financial component) • Operating Income (40% of financial component)	75% 45% 30%	100% 60% 40%

Key Initiatives/Objectives (MBOs)	25%	0%

Incentive Opportunity for Achieving 100% of All Targets	100%	100%

In 2009, the revenue and operating income metrics are again weighted with revenue accounting for 60% and operating income accounting for 40% of the financial component of the targeted opportunity. We continue using revenue and operating income as our financial metrics because we believe these are the key valuation metrics used by our shareholders in evaluating our performance. The reasons for weighting revenue growth at 60% and operating income growth at 40% in the 2009 plan remain the same as in 2008: we believe “top line” revenue growth is more important to our shareholders, is more challenging to deliver and is the key driver behind our operating income growth.

As with our prior year plan design, although our management incentive plan is performance-based, we do not seek to incentivize performance by employing excessive amounts of operating risk. For 2009, we again include both “top line” and “bottom line” metrics in our plan design, requiring a minimum level of “bottom line” growth to be achieved as a condition to any payout for “top line” growth, and annual cash incentive compensation will be “capped” at a maximum payout for achieving a high level of financial performance. We believe that the addition of individual MBOs not necessarily tied directly to annual financial performance is consistent with the goal of focusing our leaders on long-term strategic initiatives, not just short-term annual financial performance.

For participants to earn a payout for revenue under the 2009 plan, we need to achieve a minimum of 87.1% of our operating income objective. If the operating income threshold is met, payouts for the revenue metric will be made based on achievement of a minimum of 96.5% to a maximum of 105% of target, and payouts for the operating income metric will be made for achievement of a minimum of 87.1% to a maximum of 110% of target. Payments to plan participants for performance between minimum and maximum levels will be prorated.

The 2009 threshold levels of company financial performance that must be achieved in order to earn a payout have been set to align with long-term financial growth goals. The payout factor at the revenue performance threshold level has been adjusted upward to a 50% payout in 2009 (from 30% in 2008) to reflect the increase to the revenue results required for a payout (increased to 96.5% from 95.5%). The payout factor for the minimum operating income performance level has been adjusted upward, as well, to 50% in 2009 (from 30% in 2008). We believe the payout schedules provide the appropriate rewards for achieving year over year growth.

Shown below is a summary of the 2009 management incentive plan payout matrix.

Payout Level as a Percentage of Applicable Objective	Level of Achievement as Compared to Objective
	Revenue	Operating Income(1)
50%	96.5%	87.1%
100%	100.0%	100.0%
200%	105.0%	110.0%
Key Initiatives/Department Objectives (MBOs)	Range from 0% to 200%

(1)	Achievement of operating income of at least 87.1% of the target is required as a condition for any payout for revenue performance.

In 2009, target award opportunities, expressed as a percentage of the executive’s base salary, will range from 40% to 100% of base salary for 100% achievement of targets. A plan participant with 100% of her/his incentive based on company financial metrics can achieve a 200% maximum payout if we perform at the 200% level on both financial metrics (100% * 200% = 200%).

A plan participant with a Key Initiative/Objective (MBO) component can also achieve a 200% maximum payout if we perform at the 200% level on both financial metrics. Performance achievements for the MBO component will be capped at 100% but payout potential for MBOs will be up to 200% based on a combination of the achievement of 100% of an individual’s MBOs and company performance results at the 200% level on both financial targets. The weighted average payout factor for company financial results, at target and above, will be used as a multiplier for a participant’s MBO performance payouts.

For example, if the company achieves a combined weighted average payout factor of 107% for company financial results (75% of the total incentive opportunity) and the executive achieves 100% of her MBOs (25% of the total incentive opportunity), the executive will receive a 107% payout for company financials and her MBO results will also be multiplied by the company financial payout of 107%. The total payout for the executive will be 107% of her 2009 target incentive opportunity ([75% * 107%] + [25% * 107%] = 107% payout).

Payouts for MBOs are not tied to company financial results if the weighted average company financial results are below target, and a participant may earn a payout for achieving his or her MBOs even if there is no payout for the company financial results. For example, if the company achieves a combined weighted average payout factor of 96% for company financial results (75% of the total incentive opportunity) and the executive achieves 100% of her MBOs (25% of the total incentive opportunity), the executive will receive a 96% payout for company financial results and 100% for her MBO results. Since the company financial results are below the 100% target in this example, the financial results will not be used as a multiplier for the executive’s MBO payout. The total payout for the executive will be 97% of her 2009 target incentive opportunity ([75% * 96%] + [25% * 100%] = 97% payout).

For 2009, we established MBOs for our executives in a number of strategic areas, including objectives in areas such as: successful CEO transition, talent management and development, operational excellence in learner initiatives, productivity and process improvement, and new business development. The Compensation Committee has reviewed and approved the executive MBOs and metrics established for the 2009 incentive plan.

The Compensation Committee believes this 2009 plan design will reinforce alignment of executive performance and incentive opportunity with shareholder value creation. Our long-term (3-5 year) financial goals are to generate revenue growth of 18-22% and a minimum of annual operating earnings growth of 30%. We believe that our incentive compensation payout ranges incent our executives to meet and exceed these goals by paying 0% for results that do not meet the minimum level of these long-term financial goals and paying at approximately 100% of target for achievement closer to the high end of these goals. Executives can achieve up to 200% of target if actual financial performance results are significantly higher than the top end of the long-term financial goals. Over the last four years ending in 2008, our payout level has been between 60% and 190% of target.

Long-Term Incentive Opportunity

The long-term incentive opportunity for executives has historically been provided through the use of stock options with a four-year vesting schedule. We have on occasion granted options with shorter vesting schedules, including grants to our chairman and chief executive officer in 2007 and 2006 when we used two-year vesting schedules and in 2005 when a three-year vesting schedule was used. We used those vesting schedules to afford our chief executive officer additional flexibility, in recognition of our publicly disclosed succession planning objectives. We have also made a small number of restricted stock grants as part of the initial compensation packages for newly hired officers.

Options are granted to executives at the time of hire, and are typically granted annually thereafter once the executive has completed two years of service. The Compensation Committee relies on market survey information to help determine the size of new hire and annual stock option awards. Additionally, the Compensation Committee utilizes a formula that takes into account base compensation, position level and the fair market value of our common stock to determine the size of the award (applying the Black-Scholes model). The Compensation Committee has discretion as to actual award size based on individual performance factors.

By way of example, if an executive’s base salary was $200,000 and target incentive percentage based on her position level was 60%, her target annual long-term opportunity would be $120,000. We would then divide $120,000 by the Black-Scholes value of the stock option at the time of grant (using a Black-Scholes value of $30.00, for purposes of this example), resulting in an award of 4,000 stock options.

Historically, stock options have generally been the only form of long-term incentive compensation we have used. The value of annual target awards, based on a multiple of pay formula and calculated using Black-Scholes valuation, range from 45% to 200% of base salary.

As stated previously, the Compensation Committee is considering alternative forms of long-term incentive compensation, beyond the current stock option-based plan and occasional restricted stock grant, for future long-term incentive awards. Our 2005 Stock Incentive Plan provides the Compensation Committee flexibility in that regard, allowing for various award types, including restricted stock, stock appreciation rights and performance shares. We have recently awarded restricted stock, as well as stock options, in the pay packages offered to certain new members of management.

Perquisites and Other Compensation

Employee benefits offered to key executives are designed to meet current and future health and security needs for the executives and their families. Executive benefits are generally the same as those offered to all employees, except that medical insurance premiums are paid in full by the company for the named executive officers enrolled in our medical benefit plan and in a certain case, we have agreed to pay the cost of an annual comprehensive physical examination if the executive elects not to participate in our medical benefit plan. The employee benefits offered to all eligible employees include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements, and a 401K retirement savings plan that includes a partial company match. In addition, named executive officers are eligible to participate in our Senior Executive Severance Plan.

The 401K retirement savings plan is a defined contribution plan under Section 401(a) of the Internal Revenue Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits. We provide an employer matching contribution of 100% on the first 2% of employee pay contributed, and 50% on the next 4% of employee pay contributed.

Our Senior Executive Severance Plan applies to our named executive officers and certain other senior executive officers. The plan provides severance benefits upon the occurrence of certain triggering events. The Compensation Committee believes that such a plan is necessary to attract and retain key executives in the company’s competitive employment market. Our Senior Executive Severance Plan pays additional benefits to most executives covered thereunder in the event of a change in control followed by an involuntary termination or termination for good reason. The Compensation Committee chose this “double trigger” design because it believed such design to be most consistent with current best practices.

Upon retirement, each executive officer is entitled to elect to receive distributions from our 401(k) retirement plan, under the terms of that plan. In addition, the executive is entitled to medical, dental and life insurance plan continuation for 18 months under the federal and state COBRA provisions at his or her election unless she/he is over age 65 at retirement. If over age 65 at retirement, COBRA benefits continuation is not available for medical benefits because the individual is eligible for Medicare. Under our 1993 and 1999 Stock Option Plans, any vested but unexercised stock options may be exercised for a period of 60 days and three months, respectively, after retirement. Under our 2005 Stock Incentive Plan, vested but unexercised stock options may be exercised for up to one year after retirement.

Policies And Practices

Grants of Equity Awards. Prior to our initial public offering in 2006, we adopted a policy related to all grants of equity awards to ensure the most appropriate method, timing and delivery of equity awards. Under this policy, no grants shall occur on a date when our insider trading window is closed, which includes the period beginning the first day of the third month of a quarter, and continuing through the second trading day after a release of earnings, in addition to other times throughout the year when we may be aware of material, non-public information. Awards may be approved by the Compensation Committee during closed window periods; however, the grant date will be the first trading day after the trading window opens. This policy helps ensure that option grants are made at a time when any material information that may affect our stock price has been provided to the market and, therefore, the exercise price or value of the award reflects the fair value of our stock based on all relevant information.

Promotional and other discretionary grants may occur at regularly scheduled Committee meetings throughout the year. The full Board of Directors must approve all equity awards to non-employee directors. Prior to February 12, 2008, the Compensation Committee had delegated authority to the chief executive officer to award equity grants to employees who were not executive officers in connection with promotions or their commencement of employment, subject to guidelines established by the Compensation Committee as to position level and award size, and subject to a quarterly maximum number of shares. On February 12, 2008, the Compensation Committee approved amendments to our equity grant procedures that are intended to limit any potential management discretion in our grant practices. All new hire and promotional equity grants now will be approved at the next regularly scheduled Compensation Committee meeting following the date of a recipient’s hire or promotion, and our CEO no longer has delegated authority to approve equity award grants.

We set the exercise price of the option award based on the closing price of our common stock on the date of grant.

Equity Terms and Conditions. In 2006, we determined the term of our stock options should not exceed seven years, which was shorter than the 10-year term used for prior option grants. This decision was based on a review of common practices among public companies in our industry. In 2006, we also adopted a practice of issuing non-qualified stock options and discontinued issuing incentive stock options. This decision also considered common practice in the public company market. Vesting schedules for option awards are generally four years, at 25% per year. We believe this schedule reinforces performance over the long term, which will ultimately be reflected in the stock price.

Stock Ownership Guidelines. In December 2008, our Board of Directors revised the stock ownership guidelines for our officers that were originally adopted in February 2007. The amended guidelines clarify the positions covered under the guidelines: vice presidents and above who have been identified as “officers” for purposes of Section 16 (rather than all vice presidents), except for our principal accounting officer. In addition, the guidelines do not apply to individuals holding executive officer positions on an “acting” or “interim” basis. The amendments further clarify that the intent of the guidelines is for executive officers to retain the equity awarded by Capella until the applicable retention amount is satisfied, rather than creating an expectation that executives need to make open market purchases to meet the guidelines. Prior to satisfying the guidelines, the only permitted disposition is sale/forfeiture to cover income tax liability associated with option exercises, the lapsing of restrictions on restricted stock awards or the constructive receipt of shares underlying restricted stock units.

The retention guidelines remain unchanged and are as follows:

Position	Company Common Stock Value Equal to:
Chief Executive Officer	Four times annual salary
Chief Operating Officer	Three times annual salary
Senior Vice Presidents	Two times annual salary
Vice Presidents(1)	One times annual salary

(1)	These stock ownership guidelines apply to Vice Presidents who have been identified as “officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except for the Principal Accounting Officer and those holding an executive officer position on an “acting” or “interim” basis.

The stock ownership guidelines can be met through holding shares (including shares within our retirement savings plan), in-the-money vested stock options, vested restricted stock or restricted stock units or a combination of these equity types. For executive officers other than the CEO or CFO, exceptions to the guidelines must be approved by the CEO or the CFO and reported to the Compensation Committee. For the CEO or CFO, exceptions must be approved by the Compensation Committee. Lastly, our insider trading policy prohibits executives from engaging in margin loans or otherwise pledging their shares. To the extent the guidelines are applicable to them, all of our executive officers are in compliance with our stock ownership guidelines.

Accounting and Tax Impact of Executive Compensation Programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). In 2006, we relied on an exemption from Section 162(m) for a plan adopted prior to the time a company becomes a public company. This transition exemption for our equity compensation plans will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan earlier. In 2007 and 2008, none of our executives exceeded the $1 million limit as calculated in accordance with Section 162(m).

In May 2008, our shareholders approved the material terms of the Capella Education Company Annual Incentive Plan, which became effective January 1, 2009. Shareholder approval was required in order for payments based upon achievement of the performance goals under the approved Plan to meet the Section 162(m) criteria for qualifying as “performance-based compensation.” Commencing in 2009 and going forward, we intend to design our cash-based annual management incentive plan to permit payments that constitute “performance-based compensation” and are therefore exempt from the $1 million limit on deductible compensation under Section 162(m). The Plan is a multi-year plan that can be used for awards in 2009 and future years. Awards under the Plan may be based on one or more of the performance targets set forth in the Plan and as chosen by the Compensation Committee. In addition, for any award, or portion of an award, to a participant who is not a covered officer under Section 162(m) of the Internal Revenue Code or that is not intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance targets may include any other measures as the Committee may determine, including but not limited to customer satisfaction or learner success metrics.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

James A. Mitchell, Chair

Andrew M. Slavitt

David W. Smith

Jeffrey W. Taylor

Summary Compensation Table

The following table shows, for (i) our chief executive officer, (ii) our chief financial officer, (iii) the three other most highly compensated executive officers of our company, and (iv) our former president and chief operating officer, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compen- sation ($)(3)	Total ($)
Stephen G. Shank	2008	448,269	—	—	272,763	182,082	9,953	913,067
Chairman and Chief Executive Officer	2007	424,547	—	—	356,854	485,141	9,266	1,275,808
	2006	410,385	—	—	776,848	—	6,435	1,193,668
Lois M. Martin	2008	312,192	—	—	350,459	105,776	9,725	778,152
Senior Vice President and Chief Financial Officer	2007	287,163	—	—	344,953	273,639	9,506	915,261
	2006	277,923	—	—	511,512	—	8,052	797,487
Reed A. Watson	2008	259,308	—	—	206,962	70,188	9,636	546,094
Senior Vice President, Marketing and Customer Experience(4)	2007	249,509	—	—	192,994	190,209	4,797	637,509
Michael J. Offerman	2008	291,038	—	—	154,028	78,774	9,689	533,529
Vice Chairman—External University Initiatives	2007	280,072	—	—	153,429	213,394	8,514	655,409
	2006	272,923	—	—	304,746	—	5,731	583,400
Sally B. Chial	2008	218,654	—	30,094	172,885	59,159	9,567	490,359
Vice President—Human Resources(5)			—	—
Kenneth J. Sobaski	2008	242,031	—	—	422,043	—	325,446	989,520
Former President and Chief Operating Officer(6)	2007	412,594	—	—	421,860	392,883	7,999	1,235,336
	2006	338,462	228,767	—	354,824	—	6,398	928,451

(1)	The 2008 amounts represent the compensation cost we recognized during 2008 for financial statement purposes under FAS 123(R) for stock and option awards granted in 2008 and prior years utilizing assumptions discussed in Note 9 to our financial statements for the fiscal year ended December 31, 2008, but disregarding the estimate of forfeitures related to service-based vesting.
(2)	Based on 2008 company performance, incentive awards were paid out at 67.6% of target incentive opportunity; for further information, see table under “Grants of Plan Based Awards in 2008” below.
(3)	Represents the value of our matching contribution to the 401(k) plan accounts of the named executive officers, the premiums we paid for group term life insurance on behalf of the named executive officers, and, in the case of Mr. Sobaski, severance benefits we paid to him. The amounts for 2008 include:

•	For Mr. Shank, a 401(k) matching contribution to his account of $9,200 and life insurance premiums paid on his behalf in the amount of $753.

•	For Ms. Martin, a 401(k) matching contribution to her account of $9,200 and life insurance premiums paid on her behalf in the amount of $525.

•	For Mr. Watson, a 401(k) matching contribution to his account of $9,200 and life insurance premiums paid on his behalf in the amount of $436.

•	For Dr. Offerman, a 401(k) matching contribution to his account of $9,200 and life insurance premiums paid on his behalf in the amount of $489.

•	For Ms. Chial, a 401(k) matching contribution to her account of $9,200 and life insurance premiums paid on her behalf in the amount of $367.

•

For Mr. Sobaski, a 401(k) matching contribution to his account of $9,200, life insurance premiums paid on his behalf in the amount of $418, and severance payments to him of $315,828, paid under our Senior Executive Severance Plan and Mr. Sobaski’s letter agreement ($213,342 for salary related severance, $84,340 for bonus related severance, $9,397 for unused PTO, and $8,749 of imputed income related to insurance premiums, parking and office support equipment).

(4)	Effective February 25, 2009, Mr. Watson transitioned to a new role within the company as Vice President of Differentiation Strategy.
(5)	Effective February 24, 2009, Ms. Chial was promoted to Senior Vice President – Human Resources.
(6)	Effective July 14, 2008, Mr. Sobaski left the company. Prior to that time, he served as our president and chief operating officer.

Grants of Plan-Based Awards in 2008

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(1)	Target ($) (2)	Maximum ($) (3)
Stephen G. Shank	—	80,806	269,352	538,705	—		—	—
Lois M. Martin	8/14/2008		—	—	10,800	(4)	53.91	241,718
	—	46,942	156,474	312,948	—		—	—
Reed A. Watson	8/14/2008				6,300	(4)	53.91	141,002
	—	31,148	103,827	207,655	—		—	—
Michael J. Offerman	8/14/2008		—	—	7,100	(4)	53.91	158,907
	—	34,959	116,530	233,060	—		—	—
Sally B. Chial	—	26,254	87,514	175,027	—		—	—
Kenneth J. Sobaski(5)	—	73,095	243,650	487,300	—		—	—

(1)	Reflects the minimum cash incentive payout possible under the Management Incentive Plan for 2008, which was 30% of target incentive opportunity.
(2)	Reflects the target cash incentive payout possible under the Management Incentive Plan for 2008 for achievement of 100% of target.
(3)	Reflects the maximum cash incentive payout possible under the Management Incentive Plan for 2008, for achievement in excess of 100% of target and up to the maximum, which was 200% of target incentive opportunity. Based on actual plan achievement, a payout of 67.6% was earned.
(4)	Reflects stock options granted under our annual executive grant program. These vest and become exercisable in 25% increments on each annual anniversary of the date of grant.
(5)	Because Mr. Sobaski’s employment terminated prior to December 31, 2008, he was not entitled to receive a payout under our Management Incentive Plan for 2008.

Determination of Fair Market Value for Option Awards of Common Stock

In determining the exercise price for stock option grant awards, under our 2005 Stock Incentive Plan, options must be granted at an exercise price not less than the fair market value of our common stock on the grant date, determined by reference to the closing price of our common stock on such date. Prior to our initial public offering in November 2006, the valuation used to determine the fair market value of our common stock at each grant date was performed internally and contemporaneously with the issuance of the options. The options expire on the date determined by the Board of Directors but may not extend more than 10 years from the grant date for options granted prior to August 2, 2006. On August 2, 2006, the Board of Directors approved a change to our stock option policy to shorten the contractual term from 10 years to seven years for future grants. The options generally become exercisable over a four-year period. Shares subject to options that expire or are cancelled become available for re-issuance under the 2005 Plan. We have also issued stock options under two discontinued plans (the 1993 and 1999 Plans). Stock options issued pursuant to the 1993 and 1999 Plans are still outstanding, however, unexercised options that are canceled upon termination of employment are not available for re-issuance.

Employment Agreement Provisions

The following provisions for individual employment agreements are applicable to understanding the tables. On February 27, 2006, we entered into a letter agreement with Kenneth J. Sobaski, pursuant to which Mr. Sobaski agreed to serve as President and Chief Operating Officer. Pursuant to the terms of the letter agreement, Mr. Sobaski received, among other things, (1) a signing bonus of $60,000, payable in 2006, (2) an initial annual base salary of $400,000, (3) an annual incentive compensation award targeted at 50% of his base salary (which was guaranteed for his first year of employment), and (4) options to purchase 165,000 shares of our common stock at an exercise price of $20.00 per share, of which 82,500 had vested prior to the termination of Mr. Sobaski’s employment on July 14, 2008.

On October 25, 2004, we entered into a letter agreement with Lois M. Martin, pursuant to which Ms. Martin agreed to serve as our senior vice president and chief financial officer. Pursuant to the terms of the letter agreement, Ms. Martin received, among other things, (1) an annual incentive compensation award targeted at 40% of her annual base salary, and (2) an option to purchase 100,000 shares of our common stock at an exercise price of $20.00 per share, of which all have vested.

On June 6, 2006, we entered into a letter agreement with Reed A. Watson, pursuant to which Mr. Watson agreed to serve as our Senior Vice President of Marketing. Pursuant to the terms of the letter agreement, Mr. Watson received, among other things, (1) an annual incentive compensation award targeted at 40% of his annual base salary, and (2) an option to purchase 75,000 shares of our common stock at an exercise price of $20.00 per share, of which 37,500 have vested, with the remaining vesting on each of June 26, 2009, and 2010, subject to acceleration in certain situations. On February 25, 2009, we entered into a letter agreement with Mr. Watson in connection with his new role as Vice President of Differentiation Strategy. This subsequent letter agreement modifies certain terms of Mr. Watson’s current compensation arrangement, the details of which are summarized below under the heading “Revised Terms of Employment for Reed Watson.”

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2008.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Stephen G. Shank	7,620	7,620	42.65	8/8/2014	(1)	—	—
Lois M. Martin	25,316	—	20.00	2/14/2016	(2)	—	—
	9,208	9,208	20.00	8/1/2013	(3)	—	—
	2,298	6,891	42.65	8/8/2014	(4)	—	—
		10,800	53.91	8/13/2015	(5)	—	—
	78,247	—	20.00	10/26/2014	(6)	—	—
	4,123	4,124	20.00	8/11/2015	(7)	—	—
Reed A. Watson	37,500	37,500	20.00	6/25/2016	(8)	—	—
		6,300	53.91	8/13/2015	(9)	—	—
Michael J. Offerman	4,287	—	20.00	2/14/2016	(10)	—	—
	9,044	9,042	20.00	8/1/2013	(11)	—	—
	2,235	6,702	42.65	8/8/2014	(12)	—	—
	—	7,100	53.91	8/13/2015	(13)	—	—
	10,140	—	14.25	7/25/2011	(14)	—	—
	8,296	—	17.72	7/28/2014	(15)	—	—
	4,139	4,139	20.00	8/11/2015	(16)	—	—
Sally B. Chial	7,500	22,500	51.69	8/28/2014	(17)	—	—
	—	—	—	—		581	34,140	(18)
Kenneth J. Sobaski	—	—	—	—		—	—

(1)	Stock option granted on 8/9/2007 for 15,240 shares vests and becomes exercisable in 50% increments on each yearly anniversary of the date of the grant.

(2)	Stock option granted on 2/14/2006 for 25,316 shares vested on 12/31/06. This reflects 74.5% vesting level achieved of total target options under special one-time performance based stock option grant in 2006.
(3)	Stock option granted on 8/2/2006 for 18,416 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(4)	Stock option granted on 8/9/2007 for 9,189 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(5)	Stock option granted on 8/14/2008 for 10,800 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(6)	Stock option granted on 10/27/2004 for 100,000 shares vested and became exercisable in 25% increments on November 15 of each year over a four year period.
(7)	Stock option granted on 8/12/2005 for 16,494 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(8)	Stock option granted on 6/26/2006 for 75,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(9)	Stock option granted on 8/14/2008 for 6,300 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(10)	Stock option granted on 2/14/2006 for 24,849 shares vested on 12/31/06. This reflects 74.5% vesting level achieved of total target options under special one-time performance based stock option grant in 2006.
(11)	Stock option granted on 8/2/2006 for 18,086 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(12)	Stock option granted on 8/9/2007 for 8,937 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(13)	Stock option granted on 8/14/2008 for 7,100 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(14)	Stock option granted on 7/26/2001 for 28,068 shares vested and became exercisable in 25% increments on June 11 of each year over a four year period.
(15)	Stock option granted on 7/28/2004 for 8,296 shares vested and became exercisable in 33 1/3% increments on each yearly anniversary of the date of grant.
(16)	Stock option granted on 8/12/2005 for 16,556 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(17)	Stock option granted on 8/29/2007 for 30,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(18)	Restricted stock award granted on 8/29/2007 for 1,163 shares vests in 50% increments on each yearly anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table sets forth certain information concerning stock option exercises by the named executive officers in 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen G. Shank	44,132	980,209	—	—
Lois M. Martin	—	—	—	—
Michael J. Offerman	35,755	1,385,316	—	—
Reed A. Watson	—	—	—	—
Sally B. Chial	—	—	582	28,931
Kenneth J. Sobaski	82,500	1,614,255	—	—

(1)	The value realized on exercise is calculated as the multiple of (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing price of the shares underlying the options exercised if the shares were held, minus (B) the applicable exercise price of those options.
(2)	The value realized at vesting is calculated as the closing price of the shares on the date of vesting.

Potential Payments Upon Termination or Change-in-Control

On September 11, 2006, we established the Capella Education Company Senior Executive Severance Plan, referred to as the Senior Executive Severance Plan, to provide severance pay and other benefits to certain eligible employees. To be eligible for the Senior Executive Severance Plan, the employee must: (1) be designated as a participant in writing by our chief executive officer, (2) be in a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, (3) have completed 90 days of service with us from the most recent date of hire, (4) have their employment terminated under certain circumstances, (5) not be a participant in the Executive Severance Plan applicable to certain other employees and (6) execute a release. The release contains non-competition and non-solicitation provisions that apply for a period of 12 months post-termination of employment, and confidentiality provisions that apply indefinitely following termination of employment. As of December 31, 2008, the participants in the Senior Executive Severance Plan included our chief executive officer and chairman of the board of directors and all senior vice president level employees and vice president level employees, including all of the named executive officers in the Summary Compensation Table.

Under the Senior Executive Severance Plan, as amended on December 13, 2007 and August 14, 2008, a qualifying severance event occurs if, unrelated to a change-in-control, there is an involuntary termination other than for cause. A qualifying event also occurs in the event there is a change-in-control, and there is a voluntary termination of employment for good reason or an involuntary termination other than for cause, within 24 months following the change-in-control. Participants who experience a qualifying severance event will be eligible to receive severance benefits, based on their termination event, including severance pay equal to 12 months of base salary (or 24 months, if following a change-in-control), outplacement assistance for up to 12 months, and continuation coverage under certain employee benefit plans for up to 12 months (or up to 18 months, if following a change-in-control), subject to adjustments as provided below. For employee benefit plan continuation, the departed employee must pay the employee portion of applicable premiums during the applicable continuation period, just as he/she would have paid during his/her employment. In situations involving a qualifying termination within 24 months of the change-in-control event, a participant (except the chief executive officer) will also receive payment of 200% of any targeted bonus for the year of termination. Severance pay is paid bi-weekly in accordance with our standard payroll practices over the number of months upon which severance pay is based. However, amounts payable during the first six months following the participant’s termination may be limited, as necessary to be an “involuntary separation pay plan” under Internal Revenue Code Section 409A.

To further comply with Internal Revenue Code Section 409A, if a participant has a qualifying severance event in his/her first calendar year of employment with the company, any amounts otherwise payable to said participant under the Senior Executive Severance Plan during the first six months following termination will be paid by the March 15th of the calendar year following the calendar year in which the participant terminated employment.

We have also provided specific severance benefits to certain of our executives under such executives’ employment agreements, which are described below. The Senior Executive Severance Plan provides that any employment agreement that specifically provides for the payment of severance benefits will remain in full force and effect and that any amounts due and payable under the Senior Executive Severance Plan will be reduced or offset by any similar amounts payable due to termination under an employment agreement.

Our Board of Directors, the Compensation Committee, chief executive officer, or any other individual or committee to whom such authority has been delegated may amend or terminate the Senior Executive Severance Plan (the “Plan”). The Plan cannot be amended to reduce benefits or alter Plan terms, except as may be required by law, for a period of 24 months following a change-in-control, as defined in the Plan. In addition, the Plan provides that any amendment to the Plan, or termination of the Plan, adopted within six months prior to a change in control will become null and void upon the change-in-control event. The Senior Executive Severance Plan will terminate immediately upon our filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against us.

For purposes of the Senior Executive Severance Plan, certain terms are defined as follows:

•

“Cause” means (1) employee’s commission of a crime or other act that could materially damage our reputation; (2) employee’s theft, misappropriation, or embezzlement of our property; (3) employee’s falsification of records maintained by us; (4) employee’s failure substantially to comply with our written policies and procedures as they may be published or revised from time to; (5) employee’s misconduct directed toward learners, employees, or adjunct faculty; or (6) employee’s failure substantially to perform the material duties of employee’s employment, which failure is not cured within 30 days after written notice from us specifying the act of non-performance.

•

“Good Reason” means (1) the demotion or reduction of the executive’s job responsibilities upon a Change-in-Control; (2) the material reduction in executive’s base salary; or (3) a reassignment of executive’s principal place of work, without their consent, to a location more than 50 miles from their principal place of work upon a Change-in-Control. To be eligible for benefits, the executive must terminate employment for Good Reason within 24 months after the date of the qualified Change-in-Control. In addition, the executive must have provided written notice to us of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to executive’s proposed termination date. We may take action to cure executive’s stated Good Reason within this 30-day period. If we take action, executive will not be eligible for Plan benefits if the executive voluntarily terminates.

•	A “Change-in-Control” shall be deemed to occur if any of the following occur:

(1)	Any person or entity acquires or becomes a beneficial owner, directly or indirectly, of securities of Capella representing 35% or more of the combined voting power of our then outstanding voting securities, subject to certain exceptions;

(2)	A majority of the members of our Board of Directors shall not be continuing directors, for which purpose continuing directors are generally those directors who were members of our board at the time we adopted the Plan and those directors for whose election our Board of Directors solicited proxies or who were elected or appointed by our Board of Directors to fill vacancies caused by death or resignation or to fill newly-created directorships;

(3)	Approval by our shareholders of a reorganization, merger or consolidation or a statutory exchange of our outstanding voting securities unless, immediately following such reorganization, merger,

consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of our voting securities and shares, as the case may be; or

(4)	Approval by the shareholders of (x) a complete liquidation or dissolution of our company or (y) the sale or other disposition of all or substantially all of our assets (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 65% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of our voting securities and shares, as the case may be.

Kenneth J. Sobaski Employment Agreement. Under our letter agreement with Mr. Sobaski, upon termination of his employment, he was entitled to receive the greater of the severance benefits provided to him under our Senior Executive Severance Plan, or the severance benefits provided for in his letter agreement. Mr. Sobaski’s letter agreement provides that, in the event that Mr. Sobaski’s employment is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below), Mr. Sobaski will be entitled to the following severance benefits: (1) 12 months total compensation (base salary plus target bonus) and (2) senior executive outplacement services for 12 months and provision of certain office support equipment during that period. Following termination of Mr. Sobaski’s employment on July 14, 2008, the amount of his severance was determined in accordance with Mr. Sobaski’s letter agreement and was materially the same as the amount calculated pursuant to our Senior Executive Severance Plan. Severance payments to Mr. Sobaski are being made bi-weekly in accordance with our standard payroll practices. As defined in his letter agreement, “cause” means (i) commission of a crime or other act that could materially damage our reputation, (ii) theft, misappropriation or embezzlement of company property, (iii) falsification of company records, (iv) failure to substantially comply with our written policies and procedures, or (v) misconduct directed toward learners, employees or adjunct faculty. “Good reason” as defined in his letter agreement means (i) a change in his position to one with a lower pay grade or lesser responsibilities, (ii) a decrease in fixed compensation by more than 10% in any 12 month period, (iii) relocation more than 50 miles from his current work location, or (iv) Mr. Shank is no longer chief executive officer and Mr. Sobaski has not been assigned to that position. Our obligation to continue making the severance payments described above will terminate if Mr. Sobaski breaches any provision the non-competition or confidentiality provisions of the release agreement.

Lois M. Martin Employment Agreement. Under the terms of our letter agreement with Ms. Martin, in the event Ms. Martin’s employment terminates, she is entitled to receive the greater of the severance benefits provided to her under our Senior Executive Severance Plan or the severance benefits provided for in her letter agreement. Ms. Martin’s letter agreement provides that, if Ms. Martin voluntarily terminates her employment for good reason (as defined below), or if her employment is terminated by Capella for a reason other than cause (as described above for Mr. Sobaski’s agreement) or within two years of a change-in-control, she will be entitled to receive severance pay in an amount equal to up to 12 months base salary, outplacement assistance for up to 12 months, a benefits package at the regular employee rate, and 80 percent of her target bonus amount for the year of termination (prorated to the date of termination). As defined in her letter agreement, “good reason” includes (i) a change in her position to one with a lower pay grade or lesser responsibilities, (ii) a decrease in fixed compensation by more than 10% in any 12 month period, (iii) relocation more than 50 miles from her current work location, or (iv) being temporarily laid off and not reinstated within 90 days. Finally, Ms. Martin’s letter agreement provides that she will be entitled to the highest level of severance benefits available to any other employee under the Senior Executive Severance Plan. Our obligation to make the severance payments described above will terminate if Ms. Martin breaches any provision the non-competition or confidentiality provisions of the release agreement.

Reed A. Watson Employment Agreement. Under our June 2006 letter agreement with Mr. Watson, in the event that Mr. Watson’s employment terminates, he is entitled to receive the greater of the severance benefits provided to him under our Senior Executive Severance Plan, or the severance benefits provided for in his letter agreement. Mr. Watson’s letter agreement provides that, in the event that Mr. Watson’s employment is terminated without cause (as described above for Mr. Sobaski’s agreement) or he voluntarily terminates his employment for good reason (as defined below), Mr. Watson will be entitled to the following severance benefits: (1) 12 months base compensation and (2) senior executive outplacement services for 12 months. In the event any such termination follows a change-in-control, Mr. Watson’s letter agreement entitles him to receive the severance package described above, as well as 80% of his target bonus in the year of termination. As defined in his letter agreement, “good reason” includes (i) a change in his position to one with a lower pay grade or lesser responsibilities, (ii) a decrease in fixed compensation by more than 10% in any 12 month period, or (iii) relocation more than 50 miles from his current work location. Our obligation to make the severance payments described above will terminate if Mr. Watson breaches any provision the non-competition or confidentiality provisions of the release agreement. On February 25, 2009, we entered into a letter agreement with Mr. Watson in connection with his new role as Vice President of Differentiation Strategy. This subsequent letter agreement modifies certain terms of Mr. Watson’s current compensation arrangement, the details of which are summarized below under the heading “Revised Terms of Employment for Reed Watson.”

For purposes of the following tables, certain terms, such as “cause,” “good reason,” and “change-in-control” are defined in the Senior Executive Severance Plan as described above, or, if the definition is more favorable to the executive, as such term is defined in any letter agreement between us and the executive, which are also described above.

In the event that an involuntary termination of the employment of a named executive officer other than for cause has occurred (assuming a change-in-control had not occurred) on December 31, 2008, the following amounts would have been paid to each named executive officer (in the case of Mr. Sobaski, the amounts equal the severance paid or payable to him in connection with the termination of his employment):

Name	Base Salary Payment Amount ($)(1)	Target Bonus Compensation Payment Amount ($)(2)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(3)	Total ($)
Stephen G. Shank	455,000	—	30,000	12,142	497,142
Lois M. Martin	320,000	128,000	30,000	5,152	483,152
Reed A. Watson	262,000	—	30,000	15,513	307,513
Michael J. Offerman	294,000	—	30,000	11,669	335,669
Sally B. Chial	220,000	—	30,000	377	250,377
Kenneth J. Sobaski(4)	443,000	243,650	30,000	16,260	732,910

(1)	Equal to 12 months of base salary in effect on December 31, 2008 for all named executive officers.
(2)	Equal to 80% of the target bonus amount for fiscal 2008 for Ms. Martin and 100% of the target bonus amount for fiscal 2008 for Mr. Sobaski. Amounts would be paid in a lump sum upon termination, subject to any six month delay in payments to comply with Section 409A.
(3)	Reflects the employer share of the premiums for our insurance plans for 12 months.

•	For Mr. Shank, includes medical insurance premiums of $10,964; dental insurance premiums of $398; and life insurance premiums of $780.

•	For Ms. Martin, includes dental insurance premiums of $201; life insurance premiums of $548; and expenses related to an annual medical examination of $4,403.

•	For Mr. Watson, includes medical insurance premiums of $14,473; dental insurance premiums of $591; and life insurance premiums of $449.

•	For Dr. Offerman, includes medical insurance premiums of $10,964; dental insurance premiums of $201; and life insurance premiums of $504.

•	For Ms. Chial, includes life insurance premiums of $377.

•	For Mr. Sobaski, includes medical insurance premiums of $14,473; dental insurance premiums of $1,028; and life insurance premiums of $759.

(4)	Amounts equal actual amounts paid or payable to Mr. Sobaski for severance in connection with the termination of his employment on July 14, 2008.

If, on December 31, 2008, a named executive officer involuntarily terminated his or her employment within 24 months of a change-in-control for good reason, or if the employment of a named executive officer was involuntarily terminated other than for cause within 24 months of a change-in-control, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($)(1)	Target Bonus Compensation Payment Amount ($)(2)	Value of Accelerated Options ($)(3) (4)	Value of Accelerated Awards ($)(5)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(6)	Total ($)
Stephen G. Shank	455,000	218,400	122,758	—	30,000	18,214	844,372
Lois M. Martin	640,000	320,000	680,142	—	30,000	9,932	1,680,074
Reed A. Watson	524,000	209,600	1,484,055	—	30,000	23,269	2,270,924
Michael J. Offerman	588,000	235,200	653,300	—	30,000	17,505	1,524,005
Sally B. Chial	440,000	176,000	159,075	34,140	30,000	566	839,781
Kenneth J. Sobaski(7)	—	—	—	—	—	—	—

(1)	Equal to 24 months of base salary in effect on December 31, 2008 for all named executive officers, other than Mr. Shank. Mr. Shank’s base salary amount is equal to 12 months of his base salary in effect on December 31, 2008. Amounts would be paid in bi-weekly installments over the term of the severance period (calculated as the number of months during which the participant is entitled to receive base salary), subject to any six month delay in payments to comply with Section 409A.
(2)	Equal to two times the target bonus amount for fiscal 2008 for all named executive officers, other than Mr. Shank. Mr. Shank’s target bonus amount is 80% of his target bonus amount for fiscal 2008. Amounts would be paid in a lump sum upon termination, subject to any six month delay in payments to comply with Section 409A.
(3)	Based on the closing price of our common stock on December 31, 2008, the last trading day of fiscal 2008, of $58.76.
(4)	Under the 2005 Stock Incentive Plan, options vest in full if a termination of employment occurs within 3 years of the change-in-control.
(5)	Under the 2005 Stock Incentive Plan, forfeiture provisions on restricted stock cease if a termination of employment occurs within 2 years of the change-in-control.
(6)	Reflects the employer share of the premiums for our insurance plans for 18 months, as follows:

•	For Mr. Shank, includes medical insurance premiums of $16,447; dental insurance premiums of $597; and life insurance premiums of $1,170.

•	For Ms. Martin, includes dental insurance premiums of $302; life insurance premiums of $823; and $4,403 for a medical examination each year for two years, totaling $8,807.

•	For Mr. Watson, includes medical insurance premiums of $21,709; dental insurance premiums of $887; and life insurance premiums of $673.

•	For Dr. Offerman, includes medical insurance premiums of $16,447; dental insurance premiums of $302; and life insurance premiums of $756.

•	For Ms. Chial, includes life insurance premiums of $566.

(7)	This calculation is not applicable to Mr. Sobaski because his employment terminated on July 14, 2008 and a change-in-control had not occurred prior to that time.

Summary of Other Provisions—Termination of Employment

Disability Termination. Executive officers whose employment terminates due to disability have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•

Under the terms of our stock option plans and stock incentive plan, all unvested options immediately vest upon termination, and the employee has up to one year post-termination to exercise options before expiration. If a termination due to disability had occurred on December 31, 2008, the value of the accelerated options for each named executive officer would have been as follows: Mr. Shank—$122,758; Ms. Martin—$680,142; Mr. Watson—$1,484,055; Dr. Offerman—$653,300 and Ms. Chial—$159,075. If a termination due to disability had occurred on December 31, 2008, the value of the accelerated restricted stock awards for Ms. Chial would have been $34,140.

•

Under the terms of our long term disability insurance plan, assuming the executive has enrolled, the executive is entitled to receive 60% of their regular base salary, up to a maximum of $10,000 a month, for as long as they are classified as disabled by the insurance company. Such amounts will be paid by the insurance company under the terms of our insured plan.

Retirement. Senior executive officers (which currently includes all executives at or above the vice president level, including each of the named executive officers) whose employment terminates due to retirement have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•

Under the terms of our 2005 Stock Incentive Plan, the employee has up to one year post-termination to exercise any vested options which were vested as of the termination date. Under the terms of our 1999 Stock Option Plan, the employee has up to three months post-termination to exercise any options which were vested as of the termination date. Under the terms of our 1993 Stock Option Plan, the employee has up to sixty days post-termination to exercise any options which were vested as of the termination date.

•

The executive will be eligible to take a distribution consistent with reaching normal retirement age, and the provisions specified in the 401(k) retirement savings plan, from his or her account balance.

Death.

•

Upon death, all stock options issued under the 1999 Stock Option Plan and the 2005 Stock Incentive Plan become immediately exercisable, and remain exercisable for up to one year following the event. If a termination due to death had occurred on December 31, 2008, the value of the accelerated options for each named executive officer would have been as follows: Mr. Shank—$122,758; Ms. Martin—$680,142; Mr. Watson—$1,484,055; Dr. Offerman—$653,300 and Ms. Chial—$159,075. If a termination due to death had occurred on December 31, 2008, the value of the accelerated restricted stock awards for Ms. Chial would have been $34,140.

Employment Agreement for Kevin Gilligan

On March 2, 2009, J. Kevin Gilligan commenced employment as our Chief Executive Officer. In connection with his employment, we entered into an employment agreement with Mr. Gilligan. The terms of Mr. Gilligan’s employment were approved by our board of directors upon recommendation by our compensation committee. Pursuant to the terms of his agreement and applicable plans, Mr. Gilligan will receive the following compensation:

Initial annualized base salary: $575,000

Annual cash incentive: For fiscal year 2009, Mr. Gilligan will have a target bonus opportunity under our management incentive plan equal to 100% of his base salary, with the opportunity to achieve up to 200% of his base salary if our financial performance meets or exceeds the maximum award level goals, with a portion of the total opportunity based on achievement of personal objectives.

Long Term Incentive: Mr. Gilligan was awarded 6,000 shares of restricted stock when he commenced his employment. These restricted shares will vest in 1/2 increments upon each of the first two anniversaries of the date of grant. In addition, provided Mr. Gilligan remains actively employed by us as of the date we award equity compensation to other executive officers for fiscal year 2009, we will grant Mr. Gilligan equity-based awards in the form of stock options, restricted stock or a combination thereof with an aggregate value of at least $1,000,000.

Severance Eligibility: Mr. Gilligan will participate in and be eligible for severance and benefits under the terms of our Senior Executive Severance Plan, subject to certain modifications addressed in his employment agreement. Mr. Gilligan became a participant in the Plan on the date he commenced employment. In the event Mr. Gilligan’s employment is involuntarily terminated without Cause (as defined in the Plan), he is eligible to receive an amount equal to three times his annual base salary in effect at the time of termination, payable over a 24-month period. The other terms and conditions of the Plan, including those for termination in connection with a Change in Control (as defined in the Plan) and a requirement that he sign a release of claims to receive any severance, will apply to Mr. Gilligan to the same extent as to other plan participants.

Confidentiality and Noncompetition: Mr. Gilligan has also executed our standard confidentiality, non-competition and inventions agreement. Among other things, this agreement restricts Mr. Gilligan for a period of 12 months after his employment ends for any reason from performing services for any Competitor (as defined in the confidentiality, non-competition and inventions agreement) or from soliciting any employee or independent contractor to cease working for us.

Revised Terms of Employment for Reed Watson

On February 25, 2009, we entered into a letter agreement with Mr. Watson in connection with his new role as Vice President of Differentiation Strategy. The terms of this subsequent letter agreement replace the terms of Mr. Watson’s June 6, 2006 letter agreement with the Company and were approved by our compensation committee. Pursuant to the terms of the new letter agreement with Mr. Watson, the material compensation terms for him in his new role are as follows:

Annualized base salary: $150,000

Annual cash incentive: Mr. Watson will not be eligible to participate in our annual management incentive plan for fiscal year 2009.

Severance Benefits: If prior to June 30, 2009, Mr. Watson’s employment is terminated without cause (as defined) or he resigns for good reason (as defined), then he will be eligible to receive severance pay equal to 12 months of his base salary, notwithstanding any contrary provision in our Senior Executive Severance Plan. “Base salary” for this purpose will equal $262,000 (Mr. Watson’s annualized base salary as in effect prior to his reassignment). Due to the reduction in Mr. Watson’s base salary, in connection with his reassignment, a resignation by him prior to June 30, 2009, would generally qualify as a resignation for good reason. The other terms and conditions of the Senior Executive Severance Plan, including those related to outplacement services and a requirement that Mr. Watson sign a release of claims to receive any severance, will apply to him to the same extent as to other plan participants during this period.

Continued Employment After June 30, 2009: If Mr. Watson remains employed by us after June 30, 2009, he will no longer be a participant in (or eligible for any severance benefits under) our Senior Executive Severance Plan. Unless otherwise mutually agreed, he would not be entitled to any severance payments or benefits upon subsequent termination of employment, except as may be required by law.

Director Compensation

The following table shows, for the fiscal year ended December 31, 2008, all compensation that our company paid to our directors. We did not pay any director compensation in 2008 to Mr. Shank because he is our employee.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total ($)
Mark N. Greene	30,000	43,565	73,565
Jody G. Miller	45,000	52,940	97,940
James A. Mitchell	47,500	52,940	100,440
Andrew M. Slavitt	40,000	110,568	150,568
David W. Smith	55,000	52,940	107,940
Jeffrey W. Taylor	40,000	52,940	92,940
Sandra E. Taylor	40,000	78,752	118,752
Darrell R. Tukua	50,000	52,940	102,940

(1)	Fees reflect annual retainer and committee chairperson fees which were paid quarterly. These fees were the only cash compensation paid to any director in 2008.
(2)	Valuation is based on the stock-based compensation expense we recognized during 2008 for financial statement purposes under FAS 123(R) for awards granted in 2008 and prior years utilizing assumptions discussed in Note 9 to our consolidated financial statements for the year ended December 31, 2008, but disregarding the estimate of forfeitures.
(3)	The following table shows the aggregate number of shares underlying outstanding stock options held by our directors as of December 31, 2008.

Name	Shares Underlying Outstanding Stock Option Awards (#)	Exercisable (#)	Unexercisable (#)
Mark N. Greene	10,000	—	10,000
Jody G. Miller	6,427	6,427	—
James A. Mitchell	16,427	16,427	—
Andrew M. Slavitt	11,931	4,431	7,500
David W. Smith	1,931	1,931	—
Jeffrey W. Taylor	8,927	8,927	—
Sandra E. Taylor	13,927	8,927	5,000
Darrell R. Tukua	20,924	20,924	—

(4)	The following table shows the aggregate grant date fair value of all stock option awards made to our directors in fiscal 2008.

Name	Grant Date Fair Value of Option Awards in Fiscal 2008 ($)
Mark N. Greene	274,160
Jody G. Miller	52,940
James A. Mitchell	52,940
Andrew M. Slavitt	52,940
David W. Smith	52,940
Jeffrey W. Taylor	52,940
Sandra E. Taylor	52,940
Darrell R. Tukua	52,940

In 2008, we paid director compensation according to our previously disclosed public company board compensation package. This includes payment of an annual cash retainer of $40,000, paid quarterly, to non-employee directors, for fees associated with board and committee service. Ms. Miller, the chair of the Governance Committee, and David Smith, our lead director, received an additional cash retainer of $5,000, paid quarterly. Mr. Smith also received $10,000 for serving as chair of our CEO Search Committee during 2008. Mr. Tukua, the chair of the Audit Committee received $10,000, and Mr. Mitchell, the chair of the Compensation Committee, received $7,500, paid quarterly. Each non-employee director has the option to receive stock options in lieu of cash compensation; in 2008, no directors made this election.

Each non-employee director also received an annual stock option grant valued at $40,000, based on the Black-Scholes value of our common stock on the date of grant, to purchase shares of our common stock under the 2005 Stock Incentive Plan, with the exception of Dr. Greene, who received a separate grant upon joining the Board, as summarized below. These annual options vested in full immediately upon grant. The number of shares subject to such stock options was 1,931 for each director, determined by dividing the cash retainer by the Black-Scholes value based on the closing price of our common stock on the grant date.

For 2008, any new non-employee director who joined the board received an option to purchase 10,000 shares of our common stock, with a four year vesting schedule, granted upon election. Dr. Greene, who joined the Board on May 12, 2008, received an option to purchase 10,000 shares of our common stock upon his election to the Board. All stock options issued to directors have an exercise price equal to the closing price of our common stock on the date of grant, and a term of seven years.

The Committee believes that a balance of equity and cash compensation for non-employee directors is the most appropriate way to compensate them for board service. Providing the non-employee director the ability to elect equity in lieu of any or all cash compensation also offers some flexibility to the individual members. Equity compensation also aligns the board member’s interests with the shareholders.

In December 2008, our Board amended our Corporate Governance Principles to include stock ownership guidelines for our non-employee directors. Under this guideline, each such director should continue to hold the amount of equity compensation that he or she has been granted by us over any of the past five years. Exceptions to this guideline should be authorized in advance by the Governance Committee. As with our executive stock ownership guidelines, we believe that these guidelines for directors promotes alignment between the interests of our corporate leadership and our shareholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2008 by:

•

each persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), who is known to own beneficially more than 5% of the outstanding shares of our common stock;

•	each current director;

•	each of the named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of December 31, 2008, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 16,671,376 shares of our common stock outstanding on December 31, 2008, including 4,819 shares of unvested restricted stock. All fractional common share amounts have been rounded to the nearest whole number. The address for each executive officer and director is Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
5% Shareholders (other than Mr. Shank)
T. Rowe Price Associates, Inc. (a) 100 E. Pratt Street Baltimore, Maryland 21202	1,310,681	7.9%
Barclays Global Investors, NA (b) 400 Howard Street San Francisco, California 94105	908,629	5.5%
Waddell & Reed Financial, Inc. (c) 6300 Lamar Avenue Overland Park, Kansas 66202	836,703	5.0%
Directors and Named Executive Officers
Stephen G. Shank (d)	2,133,262	12.8%
Michael J. Offerman (e)	40,700	*
Lois M. Martin (f)	122,124	*
Reed A. Watson (g)	37,750	*
Sally B. Chial (h)	8,472	*
J. Kevin Gilligan	—	*
Mark N. Greene	—	*
Jody G. Miller (i)	6,677	*
James A. Mitchell (j)	18,492	*
Andrew M. Slavitt (k)	4,431	*
David W. Smith (l)	16,346	*
Jeffrey W. Taylor (m)	9,647	*
Sandra E. Taylor (n)	9,177	*
Darrell R. Tukua (o)	21,174	*
All directors and executive officers as a group (18 persons) (p)	2,467,172	14.5%

*	Less than 1%
(a)	Based on a Schedule 13G filed under the Exchange Act on February 10, 2009 reporting beneficial ownership as of December 31, 2008. The securities are beneficially owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct disposition and/or sole power to vote the securities. Price Associates has sole voting power over 506,681 shares and sole dispositive power over 1,310,681 shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(b)	Based on a Schedule 13G filed under the Exchange Act on February 5, 2009 reporting beneficial ownership as of December 31, 2008. The securities are beneficially owned by Barclays Global Investors, NA and related entities, including Barclays Global Fund Advisors and Barclays Global Investors, Ltd. Barclays Global Investors, NA reported beneficial ownership of 321,807 shares. Barclays Global Fund Advisors reported beneficial ownership of 577,357 shares, and Barclays Global Investors reported beneficial ownership of 9,465 shares. These funds have sole voting power over 688,611 shares and sole dispositive power over 908,629 shares.
(c)	Based on a Schedule 13G filed under the Exchange Act on February 4, 2009 reporting beneficial ownership as of December 31, 2008. The securities are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company.
(d)	Consists of (1) 1,588,303 shares held by Mr. Shank; (2) 3,811 shares held by the Capella Retirement Savings Plan for Mr. Shank’s account; (3) 7,620 shares underlying options granted to Mr. Shank that are exercisable within 60 days; (4) 102,197 shares beneficially held by Mr. Shank’s spouse, Judith F. Shank; (5) 62,352 shares beneficially held by the Stephen G. Shank 2004 Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, Mr. Shank’s daughter; (6) 62,352 shares beneficially held by the Judith F. Shank 2004 Grantor Retained Annuity Trust, the trustee of which is Susan Shank, Mr. Shank’s daughter; (7) 71,933 shares beneficially held by the Stephen G. Shank 2007 Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff; (8) 71,932 shares beneficially held by the Judith F. Shank 2007 Grantor Retained Annuity Trust, the trustee of which is Susan Shank; (9) 6,800 shares beneficially held by the Stephen G. Shank 2008 Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff; (10) 6,800 shares beneficially held by the Judith F. Shank 2008 Grantor Retained Annuity Trust, the trustee of which is Susan Shank; (11) 62,316 shares beneficially held by the Stephen G. Shank October 2008 Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff; (12) 62,316 shares beneficially held by the Judith F. Shank October 2008 Grantor Retained Annuity Trust, the trustee of which is Susan Shank; and (13) 24,530 shares beneficially held by the Shank Family Foundation, of which Mr. Shank is a trustee.
(e)	Consists of (1) 38,141 shares underlying options granted to Dr. Offerman that are exercisable within 60 days, and (2) 2,559 shares held by the Capella Retirement Savings Plan for Dr. Offerman’s account.
(f)	Consists of (1) 2,500 shares held by Ms. Martin, (2) 119,192 shares underlying options granted to Ms. Martin that are exercisable within 60 days, and (3) 432 shares held by the Capella Retirement Savings Plan for Ms. Martin’s account.
(g)	Consists of (1) 250 shares held by Mr. Watson and (2) 37,500 shares underlying options granted to Mr. Watson that are exercisable within 60 days.
(h)	Consists of (1) 391 shares held by Ms. Chial, (2) 581 shares of unvested restricted stock over which Ms. Chial has voting power, and (3) 7,500 shares underlying options granted to Ms. Chial that are exercisable within 60 days.

(i)	Consists of (1) 250 shares held by Ms. Miller and (2) 6,427 shares underlying options granted to Ms. Miller that are exercisable within 60 days.
(j)	Consists of (1) 2,065 shares controlled by Mr. Mitchell, as trustee of the James A. Mitchell Trust and (2) 16,427 shares underlying options granted to Mr. Mitchell that are exercisable within 60 days.
(k)	Consists of 4,431 shares underlying options granted to Mr. Slavitt that are exercisable within 60 days.
(l)	Consists of (1) 14,415 shares held by Mr. Smith and (2) 1,931 shares underlying options granted to Mr. Smith that are exercisable within 60 days.
(m)	Consists of (1) 720 shares controlled by Mr. Taylor as trustee of the Jeffrey W. Taylor Living Trust and (2) 8,927 shares underlying options granted to Mr. Taylor that are exercisable within 60 days.
(n)	Consists of (1) 250 shares held by Ms. Taylor and (2) 8,927 shares underlying options granted to Ms. Taylor that are exercisable within 60 days.
(o)	Consists of (1) 250 shares controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust and (2) 20,924 shares underlying options controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust that are exercisable within 60 days.
(p)	Includes (1) 311,432 shares underlying options granted to our directors and executive officers that are exercisable within 60 days and (2) 8,592 shares held by the Capella Retirement Savings Plan for the accounts of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company (including any subsidiaries) is or will be a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person’s service to our company as a director, officer or employee;

•	transactions available to all employees or all shareholders of our company on the same terms;

•

transactions, which when aggregated with the amount of all other transactions between our company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the company generally.

The Audit Committee of our Board of Directors is to approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the committee itself would be authorized to take pursuant to this policy.

Currently and during 2008, our company was not party to any transactions that were determined to be related person transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Securityholders	1,031,413	(1)	$31.06	2,185,919	(2)
Equity Compensation Plans Not Approved by Securityholders	none		—	none

Total	1,031,413	(1)	$31.06	2,185,919	(2)

(1)	Includes outstanding options to purchase shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan, the Capella Education Company 1999 Stock Option Plan, and the Capella Education Company 1993 Stock Option Plan.
(2)	Includes 1,735,919 shares available for future issuances under the Capella Education Company 2005 Stock Incentive Plan and 450,000 shares reserved for future issuance under an employee stock purchase plan that we may implement in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires that our company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2008, except that (i) one report was filed late for Dr. Offerman, reporting a sale of 4,496 shares, on August 28, 2008; and (ii) one report was filed late for Ms. Chial, reporting a forfeiture of 191 shares upon vesting of restricted stock, on September 5, 2008.

ADDITIONAL INFORMATION

Our 2008 Annual Report and our Annual Report on Form 10-K for fiscal year 2008, including financial statements, are being delivered with this proxy statement. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Materials from the organization holding the account. The Notice contains instructions on how to access our proxy materials on the Internet and how to request a paper or e-mail copy of our proxy materials, including our 2008 Annual Report and Annual Report on Form 10-K.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2008, may do so without charge by writing to Investor Relations, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

By Order of the Board of Directors,

Gregory W. Thom
Secretary

Dated: March 26, 2009

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information
Meeting Type: Annual Meeting
CAPELLA EDUCATION COMPANY		For holders as of: March 16, 2009
Date: May 12, 2009 Time: 9:00 AM CDT
	Location:	Capella Tower
225 South 6th Street
3rd Floor Conference Center
Minneapolis, Minnesota 55402

You are receiving this communication because you hold shares in the above named company.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report,    2. Notice & Proxy Statement

How To View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded be forwarded to your investment advisor. Please make the request as instructed above on or before April 28, 2009 to facilitate timely delivery.

— How To Vote — Please Choose One of The Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Telephone: To vote now by telephone, call 1-800-454-8683. Please refer to the proposals and follow the instructions.

Vote By Mail: Mark, sign and date your voting form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting items	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “For” the following.	All	All	Except
	☐	☐	☐

1.	Election of Directors
	Nominees
01	J. Kevin Gilligan	02	Mark N. Greene	03	Jody G. Miller	04	James A. Mitchell	05	Stephen G. Shank
06	Andrew M. Slavitt	07	David W. Smith	08	Jeffrey W. Taylor	09	Sandra E. Taylor	10	Darrell R. Tukua

The Board of Directors recommends you vote FOR the following proposal(s).		For	Against	Abstain

2	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Non-Voting items

PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON	☐
Voting Instructions

/ /
Signature 1- (Please sign on line)	Signature 2 - (Joint Owners)	Date - (Please print date)

Important Notice Regarding the Availability of Proxy Materials: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

CAPELLA EDUCATION COMPANY

This proxy is solicited on behalf of the board of directors.

Annual meeting of shareholders

5/12/2009 9:00 CT

The undersigned, revoking all prior proxies, appoints Stephen G. Shank and Gregory W. Thom, or either of them acting alone, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of Capella Education Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Capella Tower, 225 South 6th Street, 3rd Floor Conference Center, Minneapolis, Minnesota 55402 on Tuesday, May 12, 2009 at 9:00 a.m. CT and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement of the Annual Meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
CAPELLA EDUCATION COMPANY
ATTN: HEIDE ERICKSON				Electronic Delivery of Future PROXY MATERIALS
225 SOUTHSIXTH STREET, 9TH FLOOR MINNEAPOLIS, MN 55402

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “For” the following.
1. Election of Directors	☐	☐	☐

Nominees

01 J. Kevin Gilligan 02 Mark N. Greene 03 Jody G. Miller 04 James A. MitchelI 05 Stephen G. Shank
06 Andrew M. Slavitt 07 David W. Smith 08 Jeffrey W. Taylor 09 Sandra E. Taylor 10 Darrell R. Tukua

The Board of Directors recommends you vote FOR the following proposal(s).					For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.					☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date